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INDIVIDUAL EMPLOYMENT AGREEMENT THE ("AGREEMENT"). ENTERED INTO BY AND BETWEEN
SEMINIS VEGETABLE SEEDS INC., HEREINAFTER REFERRED TO AS "EMPLOYER", REPRESENTED BY CHIEF OPERATING OFFICER AND PRESIDENT OF THE BOARD MR. EUGENIO NAJERA SOLORZANO, AND MR. BRUNO FERRARI GARCIA DE ALBA, HEREINAFTER REFERRED TO AS THE "EMPLOYEE", IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES:


                            D E C L A R A T I O N S

I.     The Employer declares:

    1. That it is a corporation incorporated in accordance with the laws of California, U.S.A., engaged in the production and distribution of seeds, and having, its domicile at 2700 Camino del Sol, Oxnard, California, U.S.A.; and

    2. That it desires to hire the services of a person with the experience and capability necessary to hold the position of Senior Executive Vice-president of Europe Middle East and Africa (EMEA), which position has the status of a "position of confidence" within the business of Employer.

II.    The Employee declares:

    1. That his name is as herein above set forth, that he is a Mexican national, born on October 4th, 1961, that he is married, that his residence is 12684 McDonald Drive, Ojai, California, U.S.A., and that he holds a degree of law, issued by the Escuela Libre de Derecho of Mexico City, Mexico;

    2. That he is familiar with the services he is to perform for Employer and has the knowledge and experience necessary to perform the services that Employer requires pursuant to the terms and conditions of this Agreement, and that he intends to reside in EMEA, in the country of his choice, as of and during his employment by Employer;

    3. That neither the execution of this Agreement nor the performance of his obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under any applicable law, or other instrument or contract to which Employee is a party or by which he may be bound.

    4. No lawsuit or proceeding is pending or, to the knowledge of Employee, threatened against Employee, which if determined adversely to Employee, may materially and aversely affect his employment condition or the consummation by Employee of any obligation hereunder. No action or proceeding has been instituted, and no order, decree, injunction or judgement of any kind from any governmental authority or tribunal has been issued, to avoid, restrain or in any other manner prevent Employee from performing the services to be rendered under this Agreement; and



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    5. That each of his declarations contained herein are true and correct.

       In consideration of the foregoing, the parties agree as follows:


                                 C L A U S E S


       FIRST. Employee is hereby hired to perform services for Employer in the position of Senior Executive Vice-president for Europe, Middle East and Africa (EMEA) at the offices located at EMEA, in the city and country the Employee chooses, which may be unilaterally modified to the city and country the Employee chooses at any time, as long as said offices remain in EMEA.

       SECOND. For the purposes of this Agreement, the Employer acknowledges that the Employee's seniority rights against the Employer will be considered in existence from April 15, 1989.

       THIRD. This Agreement shall enter into effect as of November 1st, 2000 and shall continue in effect as set forth in this Clause. This Agreement may only be modified, suspended, rescinded or terminated under the circumstances and in accordance with the requirements set forth in the laws of the Employee's labor country of residence in EMEA as long as these are not contrary to the benefits that he is entitled to in Mexican labor laws for all purposes of disagreement and specifically in the case of termination, as well as in accordance with the employment policies of Employer and this Agreement. Notwithstanding this, if the Employer's corporate control changes in any matter whatsoever vis a vis the one currently existing, the Employee may unilaterally terminate his labor relationship with the Employer and the Employer will be obliged to pay the Employee an amount equivalent to two years of the Employee's salary (base plus bonus), as well as the amounts the Employee is entitled to in accordance with Clauses Sixth and Ninth of this Agreement. Also, any rights on behalf of the Employee set forth under said Clause Sixth, and in particular under its section c), shall remain in effect for two years after the execution date of this Agreement. If Employer suspends, rescinds, or terminates this Agreement before its second anniversary, Employer will still be obliged to cover the Employee's full salary for the period comprehended between the date of termination and the second anniversary of effectiveness of this Agreement, regardless of the subsistence of the Employee's payment rights against the Employer to any amounts arising from the set forth under Clause Sixth, a), b), c), and
       d), and under Clause Ninth of this Agreement. In any event, any payments and rights on behalf of Employee described under section c) of Clause Sixth will also remain in effect for the first two years after the execution of this Agreement. This Agreement will be in force for a mandatory period of 2 (two) years as of the date hereof. After this first period of 2 (two) years, this Agreement will be
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automatically renewed, at least under its same conditions and without prejudice to the Employee's rights under section a) of Clause Sixth, for additional periods of 1 (one) year, unless it is terminated by any of the parties with a written notice sent to the other within a period not less than 90 (ninety) calendar days prior to the date of termination of each period.

FOURTH. Beginning on the date on which this Agreement enters into effect, Employee shall, pursuant to the instructions and guidelines received from Employer, perform services related to his management position, among other services and duties which may be notified to the Employee by Employer from time to time. Employee shall perform such services under the direction of the representatives of Employer or other persons designated by Employer, and shall comply with all policies, rules, regulations and other provisions contained in the manuals or codes issued by Employer, which shall be considered to be part of this Agreement.

The parties agree that the general and specific duties of Employee, described in this Clause, are duties requiring the Employer to place a high level of confidence and responsibility in the Employee and as such constitutes "duties of confidence". Employee shall attend those duties which are related to the services Employee shall render hereunder. Both parties acknowledge that due to the nature of this Agreement they are obliged to maintain strict confidentiality in connection with its terms and will not disclose any information related thereof except if they are legally obliged to do so.

FIFTH. Employee shall be expected to work during normal working hours of Employer and for a minimum of 40 (forty) hours per week, in the understanding that, as a consequence of the Employee's responsibilities hereunder, the Employee will frequently travel to and from different destinations under his area of responsibility. During working hours, Employee may leave the Employer's offices as needed to perform his responsibilities arising out of this Agreement, including duties related to his performance of management and sales services.

Notwithstanding the foregoing working schedule, Employee shall perform the services for Employer during the necessary hours in order to comply with the high level of responsibilities assigned to him, in accordance with this Agreement, it being understood that Employee shall not be entitled to receive any amount for overtime unless Employee obtains the specific and prior written agreement of Employer.

SIXTH. As payment for the Employee's services, Employee shall, subject to the conditions stated below, receive the following amounts:

     a) As base salary, an amount of US$420,000 (four hundred twenty thousand United States of America dollars) per year, payable every fifteen days, minus any applicable withholdings or deductions required by the applicable law. The referred base salary will be proportionally increased if there is a difference in the cost of living between the Employee's current labor residence -- California -- and the Employee's future labor country of residence. The increase in the mentioned amount will take into consideration, as costs of living, housing, schools, and the price of goods generally consumed by

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          persons with a position similar to that of the Employee's. The monthly payment shall be made to Employee on terms mutually agreed between the parties. The payment mentioned herein includes payment corresponding to weekends and legal holidays. This and any other payments should be transferred to the account determined by the Employee. The base salary will be increased annually, in the month of January, according to the highest percentile increase of salaries granted by Employer on behalf of any other employee for the immediate following year.

     b) As performance bonus, an amount equivalent to at least 65% of the Employee's base salary will be paid if the Employee achieves the objectives that have been determined for each fiscal year by the Employer.

     c) In order for the Employee not to reduce his current standard of living, Employer will acquire the obligation to pay necessary investments and expenses of Employee related to the purchase or rent (whichever is more cost effective for the company), of an appropriate house at least similar to the one in which the Employee currently lives, school tuition for the Employee's children in the school(s) of his choice; acquisition of two cars appropriate to the Employee's position including cost of the necessary maintenance; rights of a family membership to a social-sport club of the employee's preference and a life and medical insurance coverage for himself and his dependants, equivalent to those granted to the Employee by his former Employer. In any event, the life insurance coverage may not be less than the equivalent of 24 (twenty-four) months of the Employee's salary if he dies of a natural cause and 48 (forty eight) months of base salary if the death occurs accidentally. In the case of the medical coverage, it will cover up to US$200,000 (two hundred thousand United States of America dollars) for each event.

     d) A stock option plan in accordance with market standards and the Employer's policies in existence and created on behalf of the Employer's employees holding the same rank and position as the Employee. If this Agreement is terminated by Employer pursuant to Clause Third, the Employee will have the option to exercise any vesting rights he may have over stock for which he exercised this option immediately after the termination of this Agreement.

     e) Notwithstanding anything to the contrary in this agreement, if the Employee, at any time after the first two years decides to retire, ending his labor relationship with the Employer, the Employer will be obligated to pay the Employee and an amount equivalent to two years of the Employees total salary (base and bonus), as well as the amount the Employee is entitle in the other sections of this Clause and Clause Ninth.

SEVENTH. Employee shall be required to sign a receipt for any payment of the base salary (and overtime wages, if any) received, it being understood that the signature of Employee on such receipt shall constitute Employee's agreement that the amount paid represents a total payment of any base salary (or overtime wages, if any) due to Employee as of such date. If Employee desires to request any clarification to the amount of any payment, such clarification must be made at the time of Employee's receipt of the

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       payment in question, and no claim shall be permitted once the corresponding receipt has been signed.

       EIGHT. Employee shall be entitled to receive from Employer all benefits which are required to be provided to Employee in accordance with the laws of the Employee's country of residence, including official holidays, pension plan, vacation, [vacation bonus, Christmas bonus and profit sharing], if applicable. The Employer will pay the Employee a net amount of $7,700.00 (seven thousand and seven hundred United States of America dollars) a year for vacation expenses. Employer and Employee shall agree on the dates in which Employee shall take his vacation, it being agreed that such dates shall be determined so as to avoid disruption to Employer's operations.

       NINTH. Employee acknowledged that one of the Employer's most important assets are its intellectual property rights, patents, copyrights, trade secrets and other rights Employer holds or may hold in the future, related to intellectual property, industrial property, industrial patents and trademarks. Therefore, Employee agrees not to disclose to third parties or use for Employee's own benefit any trade secrets or other confidential information of Employer, as well as any information Employee obtains arising from any of the areas mentioned in this Clause and shall return to Employer, when Employer deems necessary, all information, data, documents, literature and catalogues of a confidential nature related to the operations of Employer with the exception of those which are required for the fulfillment of Employee's responsibilities in his position as Senior Executive Vice-president for Europe, Middle East, and Africa
       (EMEA), such that are necessary for negotiations carried out among his duties and public relations on behalf of the company. Additionally, once this Agreement is terminated, the Employee agrees not to disclose any of Employer's relevant information to third parties and agrees not to hold a position with any of Employer's competitors which bares identical areas of responsibility to those comprehended by this Agreement within three years after finishing his labor relationship with the Employer. In exchange for assuming the non-competition obligation contained herein, the Employee will receive from Employer a "severance package" equivalent to two years of the Employee's base salary, plus the equivalent percentage resulted from the total sum of bonuses obtained by the Employee in the last two years, an amount which has to be paid within the three months following the termination of this Agreement. This severance package will be paid to the Employee, not withstanding the cause of termination of this Agreement.

       Any failure by Employee to comply with the obligations set forth in this clause in reference to the Intellectual Property rights and trade secrets, shall be cause for immediate dismissal of Employee and the termination, without liability, of this Agreement, in accordance with the laws of the state of California, U.S.A., and without prejudice to any other cause of action Employer may be entitled to exercise against Employee.

       TENTH. Employer shall provide Employee with training, in accordance its training programs.




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ELEVENTH. This Agreement will be governed and construed in accordance with the laws of the Employee's country of labor residence, but never less than what is establish in the Mexican labor laws, whose tribunals will have jurisdiction to solve any controversy arising from its interpretation and application, however, any issue arising with the Intellectual Property rights and trade secrets, under Clause Ninth of this Agreement will be governed and construed in accordance with the laws of the state of California, U.S.A.

TWELFTH. Employer will be solely responsible to make any and all notices of this Agreement required by applicable law.

Both parties having read this Agreement sign it in duplicate, in Oxnard, California, on June 1st, 2001.


EMPLOYER                              EMPLOYEE


  /s/ EUGENIO NAJERA SOLORZANO           /s/ BRUNO FERRARI GARCIA DE ALBA
------------------------------------   -----------------------------------------
  SEMINIS VEGETABLE SEEDS, INC.             BRUNO FERRARI GARCIA DE ALBA



                                        WITNESS


                                         /s/ STEVE WITT
                                       -----------------------------------------
                                             STEVE WITT